EXHIBIT 99.1

Valuation and Qualifying Accounts

For the Years Ended December 31, 2007, 2006 and 2005

(dollars in millions)

Classification	Balance Beginning of Period	Additions Charged to Revenues, Expense	Deductions Amounts Charged Off-Net	Balance End of Period
Allowance for Doubtful Accounts
Year Ended December 31,
2007	$10.1	2.7	(0.9)	$11.9
2006	$6.6	4.8	(1.3)	$10.1
2005	$5.6	4.6	(3.6)	$6.6
LIFO Reserve
Year Ended December 31,
2007	$507.9	31.2	—	$539.1
2006	$351.7	156.2	—	$507.9
2005	$291.7	60.0	—	$351.7
Deferred Tax Valuation Allowance
Year Ended December 31,
2007	$35.5	—	(17.2)	$18.3
2006	$35.0	4.7	(4.2)	$35.5
2005	$39.6	—	(4.6)	$35.0